Exhibit 99.(r)(2)

PERSONAL TRADING POLICY

March 2023

Brookfield Asset Management Ltd. Brookfield Asset Management ULC

APPENDIX A – Legal and Compliance Contact Information

APPENDIX B – Canadian Insider Reporting Guidelines

APPENDIX C – Reportable Accounts

APPENDIX D – Trading Plan Certification

Introduction

This Personal Trading Policy (this “Policy”) applies to all individuals as set out herein including all directors and employees of Brookfield Asset Management Ltd. (“Manager”), Brookfield Asset Management ULC, and each of their respective wholly-owned subsidiaries, collectively referred to in this Policy as “we,” “us,” “our” or “Brookfield”.1

Note that the activities of your spouse, partner and family members who live in the same dwelling as you (collectively “Family Members” and each a “Family Member”) are also subject to the restrictions set out in this Policy to the same extent they apply to you. You are responsible for ensuring compliance with this Policy by your Family Members.

The objective of this Policy is to provide guidance on when it is permissible for directors and employees of Brookfield (and their Family Members) to trade in securities2 for their personal accounts, when such actions are prohibited, and the protocol to be followed when personal trading is conducted. In all cases, this Policy is designed with a view to avoid the risk of situations arising whereby you and/or Brookfield could be harmed through damaged reputation or legal action.

For the purposes of this Policy, your personal trading activities are considered to include your own trading activities and those of your Family Members, as well as activities in any other account(s) over which you and/or your Family Members have trading authority or exercise similar influence, other than in the course of employment (e.g. this Policy applies to your activities as the treasurer or investment officer of a charitable organization or foundation or acting as a formal or informal investment advisor for relatives, friends or investment clubs). This Policy covers trading in all types of securities, including those issued pursuant to an initial public offering or a private placement, or traded in the secondary market.

The provisions of this Policy prohibiting trading and other activities while in possession of material non- public information (as defined below) apply not only during the course of your tenure with Brookfield, but also after the completion or termination of such service. There is no specified period of time over which those provisions of this Policy may apply following your tenure at Brookfield, as they will only cease once the information in your possession is no longer: (i) material or (ii) non-public.

Under certain limited circumstances, the Legal & Regulatory Group may grant exceptions to the requirements set out in this Policy as they deem appropriate. Any such exception must be recorded in writing and saved in files.

If you have questions regarding this Policy or the best course of action in a particular situation, you should seek guidance from the Legal & Regulatory Group (as set out in Appendix A).

Consequences of Non-Compliance

As is the case with policies of this nature, it is important to use common sense. If a securities trade becomes the subject of scrutiny, it will be viewed after the fact by regulators and others with the benefit of hindsight and may expose you to the risk that the trade was improper, either because a real or perceived conflict of interest existed, the trade violated securities laws or otherwise. Before engaging in any trade, you should carefully consider how the trade may be construed with the benefit of hindsight.

1 References to “you” or “your” throughout this Policy refer to personnel (including directors and employees) of Brookfield who are subject to this Policy, as applicable and as set out in more detail herein.

2 “Securities” include, but are not limited to, common shares, preferred shares, warrants, rights, options, notes, bonds, convertible securities, derivatives, and partnership units, whether issued pursuant to an initial public offering, a private placement or traded in the secondary market.

Violations of this Policy can have severe consequences. If you (or a Family Member) trade contrary to what is permitted in this Policy, or fail to pre-clear a trade when required, you may be asked to cancel or reverse the trade and/or your trading privileges may be suspended for an indefinite period of time. If required to reverse or cancel a trade, you (or a Family Member) would be responsible for any trading losses, while Brookfield reserves the right to compel you (or a Family Member) to forfeit any trading gains to Brookfield. A trading violation could also result in disciplinary action by Brookfield up to and including dismissal for cause, depending upon the severity of the violation. Additionally, the criminal and civil consequences of violating securities laws (see page 5), such as the prohibitions on insider trading and “tipping,” can be severe and may include fines, sanctions, substantial jail terms and penalties of several times the amount of profits gained or losses avoided. Directors and employees must also comply with all securities laws as a matter of corporate policy.

Brookfield has zero tolerance for insider trading and related activities (e.g., tipping). In addition, regardless of whether we or you deem the information to be material, you and your Family Members must refrain from making personal trades on the basis of confidential information learned in connection with Brookfield’s business activities, including trading in securities of: (a) the company to which the information directly relates and (b) a related company (such as a competitor or peer company, customer, supplier, or economically linked company).

For your protection, Brookfield strongly encourages you and your Family Members to have your personal financial investments managed through Blind Trusts or Discretionary Accounts (in each case, as defined in Part III) that are managed by third parties who are not Family Members. While these accounts need to be reported to Brookfield (and are subject to verification with the third-party manager), trading through such accounts is not reportable to Brookfield and is not subject to pre-clearance requirements, as set out in more detail in the Policy.

We would note that personal trading activities generally are permitted, provided they are in compliance with the requirements set out in the Policy and do not otherwise conflict with or have adverse implications to Brookfield, such as a high level of trading activity that prevents an employee from adequately discharging their duties to Brookfield.

Application of this Policy

Brookfield personnel and their Family Members are required to conduct personal trading activities in compliance with securities laws, Brookfield’s Code of Business Conduct and Ethics, and this Policy.

This Policy is divided into four parts:

Part I – requirements for all Brookfield personnel that are subject to this Policy;

Part II – additional requirements for non-employee directors (i.e., in addition to Part I);

Part III – additional requirements with respect to major subsidiaries of Brookfield; and

Part IV– additional requirements for designated employees known as “Covered Persons” (i.e., in addition to Part I).

There are three types of Covered Persons: Investment Access Persons, Access Persons and Insiders:

•	Investment Access Persons (“IAPs”) – means individuals who regularly participate in Brookfield’s investment advisory business by virtue of their position, role, responsibility and/or activities and are designated as IAPs by Brookfield in its sole discretion. If you are designated as an IAP, Brookfield’s Human Resources department will advise you of this;

•	Access Persons (“APs”) – means individuals who regularly participate in Brookfield’s investment advisory business by virtue of their position, role, responsibility and/or activities and are designated as APs by Brookfield in its sole discretion. If you are designated as an AP, Brookfield’s Human Resources department will advise you of this; and

•	“Insiders” – means individuals who do not regularly participate in Brookfield’s investment advisory business (e.g., personnel that focus on providing operations (i.e., non-investment advisory) services to assets and portfolio companies held by Brookfield and its client accounts) but that: (a) reside in the main office for Brookfield’s investment advisory business in each country (each, a “Brookfield Advisory Headquarter Office”) or (b) reside in a non-Brookfield Advisory Headquarter Office and are deemed by Brookfield, in its sole discretion, to have access to confidential investment advisory information based on one or more factors that it deems relevant, including for example: (i) the number of IAPs and/or APs that reside in the office, (ii) the level of investment advisory activity in the office, (iii) the business need to share confidential investment advisory information with non-IAPs and non-APs in the office, (iv) the lack of controls to limit access to confidential investment advisory information to IAPs and APs only, and (iv) such other factors (if any) that Brookfield deems relevant in its sole discretion from time to time (each such office, an “Insider Office”)[3].

Insiders are identified by Brookfield in its sole discretion. If you are designated an Insider, Brookfield’s Human Resources department will advise you of this.

Lists of all Covered Persons are maintained by Human Resources in Workday. If you have any questions regarding your designation or which rules apply to you, you should seek guidance from Brookfield’s Legal & Regulatory Group.

Certification and Reporting

Upon joining Brookfield, you will be provided with a copy of this Policy. All Covered Persons will be required to certify annually that they, and their Family Members, have conformed to the requirements of this Policy. Covered Persons may also have ongoing internal or external reporting obligations, as noted in this Policy.

3 A full list of Brookfield Headquarter Advisory Offices and Brookfield Insider Offices is set out on our Intranet at “Policies, Legal & Regulatory – Regulatory Compliance – My Compliance Center”. Brookfield’s assessment and designation of Insider Offices is conducted annually and memorialized in writing.

PART I: GENERAL RULES APPLICABLE TO ALL DIRECTORS AND EMPLOYEES

Securities Laws

Insider Trading

As a rule, if you have “material” “non-public” information about any entity, and if you directly or indirectly through any person acting on your behalf, buy or sell securities of that entity before the information is public or no longer material, then you will have violated securities laws. Such trades are therefore not permitted under this Policy.

Information about an entity is “material” if a reasonable investor would consider it important when deciding to buy, sell or hold that entity’s securities or if the information would reasonably be expected to result in a change in the market price or value of the securities.4

Information is “non-public” until it has been generally disclosed to the public and adequate time has passed for the securities markets to digest the information.

Material non-public information includes various types of information regarding an issuer, such as for example advance notice regarding: (i) changes in senior management; (ii) mergers, acquisitions or other strategic transactions (e.g., privatization, credit arrangement, a private investment in public equity (or PIPE) transaction, etc.); (iii) entry into or cancellation of material contracts, licenses, permits or concessions; (iv) significant pending or threatened litigation; (v) upcoming securities offerings; (vi) dividend increase or decrease; and/or (vii) financial results or estimates(e.g., earnings guidance).

If you are not sure whether information is material or non-public, consult with Brookfield’s Legal & Regulatory Group for guidance before engaging in a transaction.

Tipping

“Tipping” arises when you disclose material non-public information about any publicly-traded entity to another person and that person either: (i) trades in a security related to the information that you provided; or (ii) provides the information to a third person who then makes a trade in a related security. Tipping is a violation of law, even if you do not personally make a trade or otherwise benefit from disclosing the information. You are prohibited from disclosing material non-public information to others outside Brookfield, including relatives and friends. You must also refrain from discussing material non- public information with others at Brookfield unless they have a business need to know this information.

Trading Advice

If you have material non-public information about Brookfield or an entity with which Brookfield does business, or may do business with, or Brookfield has invested in, or has otherwise acquired information regarding, you are not permitted to, and should not give trading advice of any kind to any person, including relatives or friends, while in possession of that information.

4 See Disclosure Policy for further guidance on what may be considered “material” information.

Other Prohibited Transactions

•	Hedging Transactions and Short Sales – You are prohibited from short selling any securities issued by the Manager, Brookfield Corporation, Brookfield Corporation’s perpetual affiliates,[5] and Brookfield Reinsurance Ltd. (collectively, “Brookfield Securities” and each a “Brookfield Security”) or buying or selling call or put options or other derivatives in respect of Brookfield Securities. You are also prohibited from entering into any other transactions which have the effect of hedging the economic value of any Brookfield Security. Under limited circumstances, a director or executive may be permitted to enter into a hedging transaction in respect of interests held by such individual in excess of the interests such individual is required to hold under the applicable share ownership guidelines and subject to the approval of any two of the Chief Executive Officer (“CEO”), President or the Chief Financial Officer (“CFO”) of the relevant entity.

•	Short-term Trading – You should not purchase or sell Brookfield Securities with the intention of reselling or buying them back in a relatively short period of time in the expectation of a rise or fall in the market price of the securities. Once purchased, a Brookfield Security is expected to be held for at least 90 days from the date of the trade unless acquired pursuant to the exercise of rights under a stock option plan. Similarly, once sold, a Brookfield Security shall not be repurchased for at least 90 days from the date of the trade unless acquired pursuant to a grant under an executive compensation plan.

•	Pledging of Securities – Brookfield Securities must not be pledged as collateral for a loan unless such transactions are executed in full compliance with all applicable regulations and have been previously approved by either the CEO, President or CFO of the Manager (or, in the case of the securities of Brookfield Corporation, Brookfield Corporation’s perpetual affiliates, and Brookfield Reinsurance Ltd., the CEO or CFO of such relevant entity), and if such officers deem appropriate, the Governance and Nominating Committee of the applicable board of directors. Notwithstanding the foregoing, you are permitted to place Brookfield Securities that you own which are actual common or preferred shares as collateral for a brokerage account with a reputable financial institution in which the institution lends you up to 50% of the value (commonly known as a “margin” account), provided that: (i) the placement of the Brookfield Securities as collateral for the brokerage account is pre-cleared in accordance with the pre-clearance requirements set out in this Policy (i.e., as if you were seeking to sell the securities), and (ii) any subsequent dealings that you undertake in Brookfield Securities in connection with the account (e.g., funding a margin call with additional Brookfield Securities, authorizing the sale of Brookfield Securities that have already been placed as collateral in the margin account in order to satisfy a margin call) are pre-cleared in accordance with the pre- clearance requirements set out in this Policy (i.e., as if you were seeking to sell the securities).[6]

5 Perpetual affiliates means: Brookfield Business Partners LP (“BBU”), Brookfield Infrastructure Partners LP (“BIP”), Brookfield Property Partners LP (“BPY”), Brookfield Renewable Partners LP (“BEP”), Brookfield Business Corporation (“BBUC”), Brookfield Infrastructure Corporation (“BIPC”), and Brookfield Renewable Corporation (“BEPC”).

6 For clarification purposes, the broker with whom the margin account has been opened does not need to pre-clear any activities it takes with respect to collateral in the account, including the sale of Brookfield Securities to fund a margin call. However, your activities with respect to Brookfield Securities, including, for example, causing the broker’s sale of Brookfield Securities pledged as collateral in the account by not funding a margin call with additional collateral, must be pre-cleared.

•	“Phantom” Stock Options – Brookfield may, from time to time, establish “phantom” option plans, where an individual may be eligible to receive a cash bonus based on the value of a stated number of Brookfield Securities at any specified period of time. No individual may exercise entitlements under a “phantom” stock option plan during a restricted period[7] unless permitted by the CEO, President or CFO of the Manager (or, in the case of “phantom” stock option plan of Brookfield Corporation, Brookfield Corporation’s perpetual affiliates, and Brookfield Reinsurance Ltd., the CEO or CFO of such relevant entity) in accordance with this Policy.

•	“Deferred Share Units” / “Restricted Share Units” – Although Deferred Share Units and Restricted Share Units of Brookfield (collectively, “Units”) are not technically securities, for reputational reasons Units are subject to all the same restrictions as Brookfield Securities. Therefore, no individual may hedge against their Units, or pledge their Units as collateral for a loan without the approval of the CEO, President or CFO of the Manager (or, in the case of the securities of Brookfield Corporation, Brookfield Corporation’s perpetual affiliates, and Brookfield Reinsurance Ltd., the CEO or CFO of such relevant entity). Additionally, ordinarily Units are valued for cash payment on the date an individual leaves Brookfield; however, Units will not be valued for cash payment while the Brookfield entity associated with the Units is in a restricted period and will be valued as soon as practicable following the end of such period.

Insider Reporting

Certain directors and employees of Brookfield may be considered “reporting insiders” under applicable securities laws (“Reporting Insiders”) and are required to file insider reports for particular Brookfield publicly reporting entities. In general, Reporting Insiders are persons who hold certain high-level Brookfield positions and those persons who both: (i) receive or have access, in the ordinary course, to material non-public information about a Brookfield entity; and (ii) have the ability to exercise, directly or indirectly, significant power or influence over the business, operations, capital or development of such entity. This would generally include the boards of directors of our public entities and their CEO, President, CFO, Chief Operating Officer (“COO”) and others with similar levels of authority. Brookfield’s Legal & Regulatory Group maintains a list of all individuals who are considered Reporting Insiders for Brookfield’s public reporting entities.

If you fall within the definition of a Reporting Insider for a particular Brookfield entity, you must comply with any applicable insider reporting requirements in respect of transactions in the securities of such entity. A description of the relevant Canadian insider reporting guidelines is set out in Appendix B.

Application of Policy to former Covered Persons and Directors

As noted above, the provisions of this Policy prohibiting trading and other activities while in possession of material non-public information continue to apply to Covered Persons and directors after the completion or termination of their tenure or service with Brookfield, as applicable.8 Indeed, former Covered Persons and directors remain subject to applicable securities law and are therefore prohibited from trading, tipping or recommending trades in Brookfield Securities or any other securities while in possession of material non-public information relating to such securities.

7 For greater clarity, please refer to the Restricted Periods in Brookfield Securities section herein or on our Intranet at “Policies, Legal & Regulatory – Restricted Trading Dates (Blackout Dates)”.

8 This applies regardless of whether, (i) in the case of a Covered Person, the employee was terminated, resigned, retired, or became an employee of a portfolio company or, (ii) in the case of a director, the director resigned or was removed from the applicable board.

PART II: ADDITIONAL RULES APPLICABLE TO NON-EMPLOYEE DIRECTORS

Transactions by non-employee directors and their Family Members in Brookfield Securities are permitted, provided that such trades are pre-cleared in accordance with this Policy.

Subject to the prohibitions in PART I, transactions by non-employee directors in any securities other than Brookfield Securities are permitted without restriction and these transactions do not need to be pre- cleared with Brookfield.

To pre-clear a trade in a Brookfield Security, a director must email and receive approval from internal legal counsel. Approved transactions must be executed by the end of the second business day following the receipt of such approval (e.g., if a trade request is approved on a Monday then the trade must be executed by close of business on Wednesday). Directors should speak with internal counsel to determine whether a trade in a Brookfield Security requires an insider report to be filed, in which case the director will file an insider report in accordance with the guidelines set forth on Appendix B and/or other applicable laws.

Brookfield may, from time to time, notify you of additional securities that should be subject to the pre- clearance requirements on a temporary basis based on information that is expected to be shared with the relevant board of directors; however, regardless of whether such notification has or has not been provided with respect to information shared with directors, directors are subject to applicable securities law and the prohibition on transacting with material non-public information. Directors should contact Brookfield’s legal team if there is any uncertainty as to whether information shared with the director is material non-public information regarding an issuer.

The applicable list non-Brookfield Securities in which directors of Brookfield must pre-clear is distributed to each respective board on a quarterly basis.

However, a director may, in the course of his or her directorship with a Brookfield entity, come into contact with material non-public information regarding entities other than Brookfield, and it is incumbent upon the director to take due caution in his or her personal trading in such situations to ensure no securities laws are breached. A director should consult with a member of Brookfield’s internal legal team if he or she encounters such situations.

PART III: ADDITIONAL RULES APPLICABLE WITH RESPECT TO MAJOR SUBSIDIARIES OF BROOKFIELD

Internal legal counsel for Brookfield is responsible for determining which of their subsidiaries are “major subsidiaries” (as such term is defined under applicable Canadian securities law)9 and implementing appropriate measures to ensure compliance with applicable securities laws.

9 A “major subsidiary” means a subsidiary of an issuer if (a) the assets of the subsidiary are 30 per cent or more of the consolidated assets of the issuer reported on that balance sheet or statement of financial position, as the case may be or (b) the revenue of the subsidiary is 30 percent or more of the consolidated revenue of the issuer reported on that statement.

PART IV: ADDITIONAL RULES APPLICABLE TO COVERED PERSONS

Personal Trading

The following additional rules govern the personal trading of all Covered Persons:

Blind Trusts / Discretionary Accounts

All Covered Persons and their Family Members are permitted to open the following accounts and have securities trades executed on their behalf in such accounts:

•	Blind Trusts (i.e., trusts in which you (and/or a Family Member) are a beneficiary but for which you (and/or a Family Member) do not receive any reporting and have no knowledge regarding investments); or

•	accounts managed on your (and/or a Family Member’s) behalf by a third party (non-Family Member) financial advisor who has full discretion over investment decisions – i.e., accounts over which you and/or Family Members have no investment discretion, influence or control and for which no trading instructions are given other than customary general client investment objectives and similar information (“Discretionary Accounts”).

Blind Trusts and Discretionary Accounts are subject to internal reporting obligations (see “Internal Reporting Obligations” below). However, trading activity in these accounts is not subject to the pre- clearance requirements of this Policy.

Reporting Insiders for a Brookfield Security may not hold such security in a Blind Trust or a Discretionary Account due to insider reporting requirements. In the event that a Reporting Insider holds any securities in a Blind Trust or Discretionary Account they must direct the manager of such account not to acquire Brookfield Securities that will be beneficially owned by the Reporting Insider.

Permitted Securities

Transactions by Covered Persons and their Family Members in the following types of securities (“Permitted Securities”) are exempt from the pre-clearance requirements of this Policy, provided that such securities are not convertible, exchangeable or exercisable for or into Marketable Securities (as defined under “Marketable Securities”) in the discretion of the investor; however, while Brookfield does not expect to come into possession of material non-public information regarding these types of securities, Covered Persons remain subject to applicable securities laws in connection with transactions in Permitted Securities, including restrictions on trading in Permitted Securities while in possession of material non- public information relating to such securities:

•	government securities, foreign or domestic;

•	short-term instruments, such as certificates of deposit (“CDs”) and guaranteed investment certificates, of financial intermediaries including life insurance companies and banks where these instruments are purchased for holding to maturity;

•	bankers’ acceptances, bank CDs, repurchase agreements or commercial paper of non- financial institutions with a maturity of 180 days or less where these instruments are purchased for holding to maturity;

•	automatic purchases under dividend reinvestment plans (“DRIPs”);

•	open-end mutual funds (or the equivalent, including funds of funds) that hold a diversified portfolio of securities (see guidance regarding what constitutes a “diversified portfolio of securities” below);

•	closed-end mutual funds (or the equivalent) that hold a diversified portfolio of securities;

•	exchange-traded funds or “ETFs” or the equivalent (e.g., Holders, iShares, OPALS) that hold a diversified portfolio of securities;

•	debt instruments, structured products or the equivalent issued by large and highly rated financial institutions that are typically held to maturity, not actively traded and the return on which is based on the aggregated performance of a diversified portfolio of securities and not on the performance of individual securities;

•	non-equity options (e.g., index funds);

•	foreign exchange securities (e.g., currency forwards);

•	cryptocurrencies (e.g., bitcoin);

•	commodity futures (e.g., oil, corn and sugar); and

•	insurance products in which underlying investment options are open-end mutual funds or ETFs.

A “diversified portfolio of securities” generally is one where: (a) there are at least twenty component securities; (b) no component security comprises more than 20 percent of the portfolio; and (c) each component security is listed on a regulated securities exchange, publicly traded and highly liquid.

Brookfield Securities

Trading in Brookfield Securities

Transactions by Covered Persons (and their Family Members) in Brookfield Securities are permitted, provided they are (a) pre-cleared in advance of execution and (b) not executed during the restricted period applicable to the relevant Brookfield entity, notwithstanding when pre-clearance for the trade was obtained. If a Covered Person wishes to execute an order in Brookfield Securities, they must submit a request for pre-clearance through Brookfield’s automated trade pre-approval system (ComplySci). While pre-cleared transactions generally must be executed within a two-business day period, a trade in a Brookfield entity’s securities in respect of which pre-clearance was obtained less than two business days prior to the beginning of the entity’s restricted period must be executed prior to the beginning of the restricted period. The restricted periods applicable to Brookfield entities are listed on the Intranet.

This Policy only applies to actual trades in Brookfield Securities. Pre-clearance and receipt of pre-approval for the exercise of stock options into Brookfield Securities by a Covered Person are outside the scope of this Policy. Rather these types of trades are governed by Brookfield’s stock option exercise procedures. For further information on stock options, contact a representative from human resources.

Specific approval is also not required for transactions in Brookfield Securities that are either: (i) non- volitional in nature, including mergers, recapitalizations, distributions-in-kind or similar transactions; or (ii) purchases that are part of an automatic DRIP. Note that the decision to enter into or exit a DRIP, however, must be pre-cleared in accordance with this Policy.

Restricted Periods in Brookfield Securities

Covered Persons and directors are not permitted to, directly or indirectly through any person acting on their behalf, buy or sell Brookfield Securities during a trading restricted period. Regular trading restricted periods generally commence at the close of business on the last business day of a quarter and end on the beginning of the first business day following the earnings call discussing the quarterly results.

Also, from time to time, other types of material non-public information regarding Brookfield (such as negotiations of mergers, acquisitions or dispositions) may be pending and not publicly disclosed. While such information is pending, special restricted periods may also be imposed on some or all Covered Persons and directors. When Brookfield imposes a special trading restricted on a security, no Covered Person or director subject to the special restricted period is permitted to trade in the blacked-out security until the restriction has been lifted.

The prohibition on trading during a restricted period also applies to any securities issued pursuant to a Brookfield DRIP. Covered Persons and directors may not make any election under a Brookfield DRIP during a restricted period, including an election to enter into the DRIP or exit the DRIP. Covered Persons and directors seeking to participate in a Brookfield DRIP must elect to enter into the DRIP during a non- restricted period and may only elect to exit this DRIP during a non- restricted period.

Although Covered Persons are prohibited from exercising stock options for cash during a restricted period, they are not prohibited from exercising stock options during a restricted period if such exercise is conducted as a bilateral transaction solely involving the company and the Covered Person and results in the Covered Person owning Brookfield Securities, since the “strike price” does not vary with the market but is fixed by the terms of the applicable option agreement or plan. Upon an option exercise and acquisition of Brookfield Securities, Covered Persons could not then transfer such securities until the relevant restricted period ends. Notwithstanding the foregoing, Reporting Insiders for a Brookfield Security may not exercise options for that security during a restricted period for reputational reasons.

In certain very limited circumstances, Covered Persons and/or directors may be permitted to sell Brookfield Securities directly to Brookfield during a restricted period, subject to a limitation that the price is not greater than the average closing price over the preceding 20 trading days, or to otherwise trade in such securities during a restricted period. These transactions will be permitted only in special circumstances and must be approved in advance by either the CEO, President or CFO of Brookfield on the advice of internal legal counsel.

In addition, in certain very limited circumstances and at the discretion of the CEO, President or CFO of Brookfield and on the advice of internal legal counsel, a Covered Person and/or director may be permitted to sell Brookfield Securities in the public markets during a quarterly restricted period, including through the exercise of stock options. Such circumstances typically include where an individual has departed or will be departing Brookfield.

Restricted periods will be reflected in Brookfield’s automated trade approval system and pre-clearance requests for trading in securities that are subject to a restricted period will be automatically denied.

Marketable Securities

All securities that are not: (i) Permitted Securities, or (ii) Brookfield Securities, are “Marketable Securities”. Marketable Securities include, among others, stocks, warrants, rights, options, and corporate bonds and debentures. The following additional rules govern the personal trading of IAPs, APs and Insiders, respectively, in Marketable Securities:

Investment Access Persons

IAPs and their Family Members10 are prohibited from conducting personal securities transactions in Marketable Securities at any time. IAPs and their Family Members must conduct any such activity through: (i) a Blind Trust; or (ii) a Discretionary Account.

The following types of personal transactions in Marketable Securities are exempt from this prohibition, subject to complying with the trade pre-clearance obligations of this Policy:

1)	The purchase or sale of securities in small private companies managed by friends and/or family;

2)	The purchase or sale of privately placed hedge funds (or equivalent (excluding private equity funds)) that are not concentrated in one security and are managed by an independent third-party on a discretionary basis;

3)	Flow-through and similar transactions that involve the simultaneous (or near simultaneous) purchase or sale of Marketable Securities on an exchange but do not involve any market risk; and

4)	Simultaneous (or near simultaneous) purchases and sales of the same Marketable Securities in substantially the same amount for tax planning purposes.

An IAP may contact Brookfield’s compliance department to request an exemption on behalf of his or her Family Member(s) only to permit such Family Member(s) to trade in Marketable Securities (subject to the pre-clearance and reporting requirements that would otherwise be applicable to such trading). If granted, the exemption will be noted in the IAP’s file. Generally, an exemption request by an IAP on behalf of a Family Member(s) will be approved provided that Brookfield’s compliance department is satisfied that appropriate safeguards are in place to ensure that such Family Member(s) trading activities are conducted at arm’s length from the related IAP, and the IAP and/or his or her Family Member make certain legal representations to Brookfield. Brookfield’s compliance department reserves the right not to approve a Family Member exemption request.

For clarity, if any Family Member is employed or otherwise affiliated with an issuer of Marketable Securities (e.g. a Family Member is employed by a public company and seeks to trade in securities issued by the public company or its affiliates) then an exemption for the Family Member is required and, if granted, the pre-clearance and reporting requirements set out in this Policy will apply to any trading conducted pursuant to the exemption.

10 A Family Member whose primary occupation is in professional investment management or securities trading is permitted to trade if he or she is conducting such transactions on behalf of non-Family Member third parties (alongside a limited amount of the Family Member’s own funds) in such capacity, in which case such Family Member is not subject to the pre-clearance or reporting requirements of this Policy.

In the event that an exemption for a Family Member of an IAP is granted, the IAP must pre-clear all trades in Marketable Securities made by an exempt Family Member and provide copies of account statements for the accounts in which such trades are made. Approved transactions must be executed by the end of the second business day following the receipt of approval. Marketable Securities issued in connection with an initial public offering or private placement also require pre-clearance and may involve an additional request for information from Brookfield’s Legal & Regulatory Group.

IAPs and/or their Family Members may have ownership positions in Marketable Securities that predate: (i) March 2, 2015 (the date on which IAPs and their Family Members became prohibited from conducting personal securities transactions in Marketable Securities); (ii) joining Brookfield; and/or (iii) becoming an IAP. In addition, subsequent to March 2, 2015, IAPs and/or their Family Members may receive gifts or bequests of Marketable Securities. All such holdings of Marketable Securities must be disclosed to the compliance department as soon as practicable, if they have not been disclosed already, so that they may be recorded as “grand parented” Marketable Securities. Should the IAP or a Family Member wish to sell one of these grand parented Marketable Securities, pre-clearance approval must be sought through Brookfield’s automated trade approval system. Approved transactions must be executed by the end of the second business day following the receipt of such approval.

Access Persons / Insiders

Transactions in Marketable Securities are permitted for Insiders and APs (and their Family Members) pursuant to the requirements of this Policy. To transact in Marketable Securities (which include securities issued in connection with an initial public offering or a private placement), Insiders and APs must submit a pre-clearance request (either on their own behalf or on behalf of a Family Member) through ComplySci.

A pre-clearance request to transact in Marketable Securities may be in the form of a request to buy or sell a security in the future and not at the current market price pursuant to a “stop loss” or other “limit order” involving Marketable Securities. Any termination or suspension of a previously approved “stop loss” or “limit order” must similarly be pre-cleared.

We will endeavor to approve or deny a trade request within 24 hours of the request being submitted and additional information may be required by Brookfield’s Legal & Regulatory Group prior to a decision being made. Approved transactions, including “stop loss” or “limit order” trades, must be executed by the end of the second business day following receipt of approval.

Approved “stop loss” or “limit order” trades may also be made pursuant to a written trading plan (“Trading Plan”) executed by, and giving trading authority to, a reputable broker-dealer in accordance with the following:

Trades executed pursuant to a Trading Plan are not subject to the trading restrictions imposed by this Policy as long as (a) the plan was established at a time that the person that established it was not aware of material non-public information with respect to the securities subject to the plan, (b) entry into the Trading Plan was pre-cleared by Brookfield’s legal and compliance team and adopted by no later than the second business day following clearance; (c) once the Trading Plan is adopted, the person that established it does not exercise any influence or control over the amount of securities to be traded, the price at which they are to be traded or the timing of trading; and (d) any amendment, termination, or suspension of the Trading Plan that is at the direction of the Insider or AP (or their Family Members) is pre-cleared by Brookfield’s legal and compliance team and adopted by no later than the second business day following clearance. The Trading Plan must either specify (including by formula) the amount, pricing and timing of transactions in advance or delegate discretion on those matters to an independent third party (i.e., the administering broker-dealer). Insiders and APs (and their Family Members) who obtain pre-approval to trade under these circumstances must comply with the following requirements:

1)	The Trading Plan must be entered into in good faith and not as part of a plan or scheme to evade the prohibitions of this Policy and applicable legal and regulatory requirements;

2)	The Trading Plan must provide that no trade may be executed until 30 days have elapsed after execution of the plan;

3)	The Insider or AP (or their Family Member) must submit to Brookfield’s compliance department (1) a copy of the executed Trading Plan and (2) a certification in writing and signed by the Insider or AP in the form attached hereto as Appendix D;

4)	Any amendment, termination, or suspension of the Trading Plan that is at the direction of the Insider or AP (or their Family Member) must be pre-cleared.

5)	If a Trading Plan is amended, terminated, or suspended by the Insider or AP (or their Family Member), or by the administering broker-dealer, the Insider or AP (or their Family Member) must make a new pre-clearance request and provide a certification, all in accordance with the Policy, before re-initiating trades under the existing or any new Trading Plan, and any such new trades must not commence until 30 days have elapsed after re-initiation of the existing or execution of the new Trading Plan;

6)	The Insider or AP (or their Family Member) may not enter into or alter a corresponding or hedging transaction or position with respect to the securities that are the subject of the Trading Plan; and

7)	Upon request by Brookfield’s compliance department, the Insider or AP (or their Family Member) must re-certify that he/she does not have and has not had any direct or indirect influence or control over the trading activities of the administering broker-dealer with respect to the securities covered by the Trading Plan.

Employees are encouraged to contact Brookfield’s compliance department with any questions about the above requirements.

As with Brookfield Securities, specific approval is not required for transactions in Marketable Securities that are either: (i) non-volitional in nature, including mergers, recapitalizations, distributions-in-kind or similar transactions; or (ii) purchases that are part of an automatic DRIP. Note that the decision to enter into or exit a DRIP, however, must be pre-cleared in accordance with this Policy.

In certain situations, including where there is a conflict or perceived conflict between positions held or being acquired by Brookfield and those held by any Covered Person (or their Family Member), the Covered Person (or Family Member) who holds Marketable Securities may not be permitted to sell a security when pre-clearance for the sale is requested. When this is the case, such restriction could be in place for an indeterminate period of time. In the event a restriction is in place, Brookfield is not responsible for any losses that may be incurred by the delay.

Internal Reporting Obligations

Blind Trusts / Discretionary Accounts

Each Covered Person that has personal securities investments for themselves or their Family Members managed through Blind Trusts or Discretionary Accounts must identify each such Blind Trust and Discretionary Account on ComplySci. In addition, each such Covered Person must provide Brookfield’s compliance department back-up with respect to each such Blind Trust and Discretionary Account to substantiate that the Covered Person (and his/her Family Members) do not have any direct or indirect influence or control over the trading activities in such accounts, which may include one or more of the following (as requested by Brookfield’s compliance department from time to time): (i) a copy of the trust deed (with respect to each Blind Trust) and/or account agreement (with respect to each Discretionary Account); (ii) a periodic certification from the Covered Person that the trustee (with respect to each Blind Trust) and/or the third party manager (with respect to each Discretionary Account) is an independent professional of an unaffiliated firm and is not the Covered Person’s (or Family Member’s) personal friend or relative; (iii) a periodic certification that the Covered Person (and any Family Member) do not have, and have not exercised, any direct or indirect influence or control over the trading activities in any Blind Trust and/or Discretionary Account (as applicable); (iv) a periodic certification from the trustee (for each Blind Trust) and/or manager (for each Discretionary Account) regarding the Covered Person’s lack of influence or control over the Blind Trust and Discretionary Account (as applicable); and (v) account statements (or holdings / transactions reports) for each Blind Trust and/or Discretionary Account (which, if requested, must be provided within 10 days of such request).

Other Accounts

APs and Insiders are required to identify all of their Reportable Accounts (as defined in Appendix C) on ComplySci so that trading activities in those accounts can be monitored and Brookfield can ensure that all trades have been made in accordance with this Policy, and that no trades have been made in Marketable Securities unless such trades have been pre-cleared or an exemption has been granted, as applicable.

APs and Insiders must identify their Reportable Accounts within 10 days of being notified of such designation. Statements for each Reportable Account must be provided to the compliance department initially when an individual becomes an Access Person or an Insider, and on an ongoing basis within 30 days of each quarter-end. APs and Insiders are required to promptly notify the compliance department when a Reportable Account is opened or closed. APs and Insiders may be asked to facilitate the provision of statements directly from the financial institution to the compliance department. Investments that are not held through a broker must be reported to the compliance department prior to any initial investment, or becoming an AP or an Insider, and annually thereafter.

APPENDIX A

LEGAL AND COMPLIANCE CONTACT INFORMATION

Legal

Brookfield Asset Management Ltd.

Kathy Sarpash

Managing Director, Legal & Regulatory

kathy.sarpash@brookfield.com

Brookfield Asset Management ULC

Kathy Sarpash

Managing Director, Legal & Regulatory

kathy.sarpash@brookfield.com

Brookfield Business Partners

A.J. Silber

Managing Director, Legal & Regulatory

aj.silber@brookfield.com

416-359-8598

Brookfield Infrastructure Partners

Michael Ryan

Managing Director and Counsel

michael.ryan@brookfield.com

+ 61 2 9158 5254

Brookfield Property Partners

Michelle Campbell

Senior Vice President, Legal & Regulatory

michelle.campbell@brookfield.com

212-417-7514

Brookfield Renewable Partners

Jennifer Mazin

Managing Partner, Legal & Regulatory

jennifer.mazin@brookfield.com

416-369-3369

Compliance

Ronald Fisher-Dayn

Managing Partner, Legal & Regulatory

ronald.fisher-dayn@brookfield.com

212-978-1763

Inquiries from Brookfield Property Group should be directed to:

Jennifer Vakiener

Senior Vice President, Legal & Regulatory

jennifer.vakiener@brookfield.com

212-978-1746

Inquiries from Brookfield Infrastructure Group/Brookfield Renewables Group should be directed to:

Megan Kultgen

Senior Vice President, Legal & Regulatory

megan.kultgen@brookfield.com

646-663-3874

Inquiries from Brookfield Private Equity Group should be directed to:

Linda Muzere

Vice President, Legal & Regulatory

linda.muzere@brookfield.com

646-603-3153

APPENDIX B

CANADIAN INSIDER REPORTING GUIDELINES

Reporting Insiders

Under the insider reporting rules, reporting insiders of a reporting issuer (“Reporting Insiders”) must file insider reports upon becoming a Reporting Insider and upon any change in their holdings of securities of the reporting issuer. In general, these reporting requirements are intended to apply to persons who both (i) receive or have access, in the ordinary course, to material undisclosed information about the reporting issuer and (ii) have the ability to exercise, directly or indirectly, significant power or influence over the business, operations, capital or development of the reporting issuer. This would generally include the board of directors, CEO, President, CFO, COO, heads of principal business units and others with similar levels of authority. Brookfield’s Legal & Regulatory Group maintains a list of all individuals who are considered Reporting Insiders.

Canadian Insider Reporting

A person who becomes a Reporting Insider under Canadian securities law rules must file an insider report within 10 calendar days (or shorter period if prescribed by the regulations) of becoming a Reporting Insider. In addition, a Reporting Insider must also file an insider report when there is any change in their holdings of securities of the reporting issuer within five calendar days (or shorter period if prescribed by the regulations) of the change.

In the insider report, a Reporting Insider must report not only their direct holdings of securities of the reporting issuer, but any indirect beneficial ownership of securities, as well as securities of reporting issuer over which they exercise control or direction. Under the insider reporting rules, beneficial ownership passes on the day of the trade, not the day of settlement. An insider report must include not only all publicly-traded securities of the issuer held by the Reporting Insider, whether they be voting or non- voting, debt, equity and trust units, but also related financial instruments which include the grant, exercise or expiry of any options and deferred or restricted share units related to these securities.

Insider reports should be filed electronically through the System for Electronic Disclosure (SEDI). The consequences for failure to file in a timely manner or filing a report that contains information that is materially misleading may include late filing fees; the Reporting Insider being identified as a late filer on a public database of late filers maintained by certain securities regulators; the issuance of a cease trade order that prohibits the Reporting Insider from trading in securities of the applicable reporting issuer or any reporting issuer until a specified period of time has elapsed or enforcement proceedings.

It is the personal responsibility of each Reporting Insider to ensure that the required insider reports are filed in a timely fashion. Brookfield’s internal legal counsel can assist you with the filing of these reports.

All Reporting Insiders for a Brookfield Security are required to report to Brookfield’s internal legal counsel any trades of this Brookfield Security within 2 business days of a transaction so that an appropriate insider report can be filed.

APPENDIX C

REPORTABLE ACCOUNTS

A “Reportable Account” is an account over which the Covered Person has investment discretion, influence or control, and in which the Covered Person may benefit from profits in the account, other than:

•	Any account in which transactions are effected only pursuant to an automatic investment plan;

•	Any account which holds only bank certificates of deposit, bankers’ acceptances, commercial paper, direct obligations of the Government of Canada or the United States, money market funds, and open end mutual funds (not managed by Brookfield).

Reportable Accounts, as defined above, may include:

•	Personal brokerage accounts (including, but not limited to: individual and joint accounts, 401(k)s, RSPs, IRAs, UGMAs, RESPs, TFSAs, LIRAs, Keogh Plans, trusts, family limited partnerships, guardianship or conservatorships accounts);

•	Accounts of Family Members;

•	Investment club accounts;

•	Accounts for business interests outside of Brookfield;

•	Accounts for which you are a trustee or for which you have discretionary authority; and

•	Employer sponsored retirement accounts if they are self-directed or if they hold securities other than open-end mutual funds (i.e., profit sharing and 401(k)s). This includes Brookfield’s 401(k) plan.

Reportable Accounts, as defined above, do not include:

•	Accounts managed by a professional third party financial advisor who has full discretion over investment decisions and for which you do not provide any trading instructions;

•	A blind trust in which you are a beneficiary but for which you do not receive any reporting and have no knowledge regarding the investments in the account;

•	Accounts in which you are permitted to hold only Permitted Securities, including, for example, open-end mutual funds and ETFs that, in each case, hold a diversified portfolio of securities (i.e., but in which you are not permitted to hold Marketable Securities); and

•	Insurance products only if the underlying investment options are mutual funds or exchange- traded funds that are not concentrated in one security.

APPENDIX D

TRADING PLAN CERTIFICATION

Pursuant to the Brookfield Personal Trading Policy (the “Policy”), in connection with my entry into a written trading plan (“Trading Plan”) for pre-approved “stop loss” or “limit order” trades, I hereby represent, warrant, certify and covenant as follows:

1.	I am familiar with the requirements of the Policy, including in particular the section entitled “Marketable Securities—Access Persons / Insiders,” and the requirements therein regarding entry into a Trading Plan.

2.	The attached Trading Plan is a true and correct, executed copy of my Trading Plan, and I will promptly notify Brookfield’s compliance department immediately upon termination of, and prior to suspending or making any amendments to, the plan.

3.	At the time of entering into the Trading Plan, I did not possess any material non-public information regarding the companies or the securities that are the subject of the plan.

4.	I am familiar with regulatory requirements applicable to Trading Plans, including the following requirements:

a.	I cannot exercise any subsequent influence over how, when, or whether to effect purchases or sales under my Trading Plan;

b.	A purchase or sale will not be considered to be pursuant to the plan if I alter or deviate from my Trading Plan or enter into or alter a corresponding or hedging transaction or position with respect to the securities that are the subject of the plan;

c.	I must enter into my Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of the Policy or applicable legal and regulatory requirements relating to personal trading; and

d.	I must pre-clear any amendment, termination, or suspension of the Trading Plan if such amendment, termination, or suspension is at my direction (or the direction or my Family Member).

5.	I have complied and will comply with the requirements of the Policy and will promptly notify the Brookfield compliance department if I fail to do so.

6.	To the extent I have internal or external regulatory reporting obligations in connection with trading in the securities subject to the Trading Plan, my Trading Plan will facilitate my ability to timely and properly fulfill those obligations, and I will ensure that I fulfill them.